Exhibit 10.1

FOR IMMEDIATE RELEASE

Contacts:
     Robert P. Giargiari, Investor Relations (619) 812-7179
     Patricia Sullivan, Corporate Communications (619) 812-7146
     E-Mail:  IR@mobi.com

Molecular Biosystems Initiates Cost Reduction Measures,
Including Plans To Outsource Manufacturing

San Diego, California, November 10, 1998 -- Molecular Biosystems, Inc.
(NYSE: MB) Tuesday announced that it has initiated the first phase of a multi-phase program to reduce expenses and preserve capital. The company anticipates that the initial phase, which affects approximately 40 employees of MBI's 140-person workforce, will reduce the company's payroll and related cash expenditures by approximately $5 million annually. Subsequent phases likely will include further reductions of MBI's headcount as a result of the planned out-sourcing of the company's manufacturing operations. The company currently is evaluating the final impact that this cost reduction program will have on its future earnings and cash flows.

The company does not intend to eliminate positions critical to the launch of its flagship product OPTISON(r), expansion of the OPTISON label, or development of MBI's proprietary CT liver imaging agent.

"We remain confident in the market opportunity for OPTISON, yet we must exercise caution with respect to our spending levels to better position the company to take advantage of that opportunity," said Bobba Venkatadri, president and CEO of MBI. "We believe that outsourcing the manufacturing of OPTISON will free up resources and enable us to focus on the continued development of our most promising new products."

Molecular Biosystems (NYSE: MB), based in San Diego, California, is a world leader in the development and commercialization of ultrasound contrast agents for diagnostic imaging. The company's innovative products, including OPTISON and ORALEX(r), enable improved diagnoses of common disease through clearer ultrasound images. Information about MBI may be obtained via fax by calling 888/329-4007 (toll-free) or via the internet by pointing your browser to (http://www.mobi.com).

Statements in this press release may constitute forward looking statements and are subject to numerous risks and uncertainties, including the expense and uncertain outcome of the patent litigation to which the company is a party, including the possibility of injunctive relief prohibiting the company from selling OPTISON; decisions by the Patent and Trademark Office favoring competitors' patents; delays or inability to continue marketing OPTISON in Europe as a result of regulatory delays or patent litigation; the failure of OPTISON to achieve broad market acceptance; the company's future capital needs; the failure to successfully complete pivotal clinical trials; the development of competitive products by others; delays by regulatory authorities in approving additional indications for OPTISON, including the evaluation of myocardial perfusion; manufacturing problems; difficulties and delays with respect to marketing and sales activities; general uncertainties accompanying the development and introduction of new products; and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. The actual results may differ materially from those projected in this press release. The company disclaims any obligation to update the statements in this press release.